EXHIBIT 99.1

FOR IMMEDIATE RELEASE After 3:00 p.m., C.D.T. July 20, 2004

Rochester Medical Reports Record Quarter

Stewartville, July 20, 2004-Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ending June 30, 2004.

The Company reported record sales of $4,257,000 for the third quarter compared to $3,777,000 for the third quarter of last year. It also reported record net income of $387,000 or $.07 per share compared to net income of $86,000 or $.02 per share for the third quarter of last year. The 13% increase in revenues resulted from increased sales of Rochester Medical® Brand products and increased sales to private label customers. The 450% increase in net income was due primarily to increased contribution from higher sales and improved gross margin.

“The quarter showed solid gains,” said Company CEO and President Anthony J. Conway. “As sales levels move upwards and fixed overheads remain relatively constant, we expect continued earnings growth.

“We are also very pleased with the acceptance of our intermittent catheter offering, particularly the Hydrophilic Intermittent Catheters and the Antibacterial Intermittent Catheters, in both domestic and overseas markets. In addition, we recently gained a further 510(k) FDA clearance to combine these technologies into new product offerings. The Company plans to introduce these advanced new products in the first quarter of Fiscal 2005.

“Going forward we expect both top and bottom line revenue growth. While the timing of large private label orders may continue to be a factor in any given quarter, the overall growth trend is favorable in both the private label and branded areas of our business.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti-infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2003.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.D.T regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

     1-800-901-5231, password 59114045

     Replay will be available for seven days at:

     www.rocm.com or via telephone at 1-888-286-8010, password 85528065.

Rochester Medical Corporation
Press Release — F04 Third Quarter

Condensed Balance Sheets

	June 30,	September 30,
	2004	2003

Assets

Current Assets
Cash and equivalents	$1,042,781	$1,764,499
Marketable securities	5,187,991	4,201,736
Accounts receivable	2,624,716	2,454,310
Inventories	3,703,396	3,542,619
Prepaid expenses and other assets	365,106	272,245

Total current assets	12,923,990	12,235,409

Property and equipment	8,292,624	8,663,662
Intangible assets	226,325	225,597

	$21,442,939	$21,124,668

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$795,319	$507,580
Accrued expenses	731,532	1,098,578
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	37,086	40,263
Deferred Revenue	157,143	157,143

Total current liabilities	1,755,080	1,837,564

Long-term debt
Long-term debt	102,000	102,000
Capital leases, less current portion	113,416	164,806
Deferred revenue	760,714	878,571

Total long term debt	976,130	1,145,377

Stockholders’ equity	18,711,729	18,141,727

	$21,442,939	$21,124,668

Rochester Medical Corporation
Press Release — F04 Third Quarter

Summary Statements Of Operations

	Three months ended		Nine months ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales	$4,257,223	$3,777,490	$11,416,876	$11,034,349

Cost of sales	2,652,547	2,525,110	7,272,620	7,239,540

Gross profit	1,604,676	1,252,380	4,144,256	3,794,809
Gross profit %	38%	33%	36%	34%

Costs and expense:
Marketing and selling	632,899	550,279	1,640,424	1,628,206
Research and development	183,001	215,221	551,907	635,193
General and administrative	430,564	437,523	1,424,210	1,364,207

Total operating expenses	1,246,464	1,203,023	3,616,541	3,627,606

Income from operations	358,212	49,357	527,715	167,203

Other income (expense)
Interest income — Net	28,467	36,879	61,917	121,759

Net Income	$386,679	$86,236	$589,632	$288,962

Earnings per common share — Basic	$0.07	$0.02	$0.11	$0.05

Earnings per common share — Diluted	$0.07	$0.02	$0.10	$0.05

Shares in per share
computation Basic	5,437,262	5,406,529	5,432,607	5,366,060

Shares in per share
computation Diluted	5,666,057	5,729,616	5,695,782	5,626,475